EXHIBIT 23
                                   ----------


                              Accountants' Consent



The Board of Directors
Washington Trust Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement No. 33-23048 on Form S-8 and in the Registration Statement No. 33-28065 on Form S-3 of Washington Trust Bancorp, Inc. of our report dated January 17, 1994, except for note 16, as to which the date is February 28, 1994 relating to the consolidated balance sheets of Washington Trust Bancorp, Inc. and subsidiary as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, which report has been incorporated by reference in the 1993 annual report of Washington Trust Bancorp, Inc. on Form 10-K.



KPMG Peat Marwick

Providence, Rhode Island
March 30, 1994